UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2017

ServiceNow, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35580	20-2056195
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2225 Lawson Lane Santa Clara, California		94054
(Address of principal executive offices)		(Zip Code)

(408) 501-8550

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 of this report under the headings “Additional Convertible Note Hedge Transactions” and “Additional Warrant Transactions” is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 8.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 8.01 of this report is incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

Option Notes

On June 19, 2017, in accordance with that certain Purchase Agreement (the “Purchase Agreement”), dated as of May 23, 2017, with Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC, as representatives (the “Representatives”) of the purchasers named therein (collectively, the “Initial Purchasers”), the Initial Purchasers notified the Company of the partial exercise of their option to purchase additional 0% Convertible Senior Notes due 2022 of the Company (the “Notes”). On June 22, 2017, the Company issued an additional $32.5 million in aggregate principal amount of Notes (the “Option Notes”) to the Initial Purchasers in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Option Notes have the same terms as, and are issued under the same indenture as, the $750 million aggregate principal amount of Notes the Company issued on May 30, 2017 that are described in the Company’s Current Report on Form 8-K filed on May 30, 2017.

Additional Convertible Note Hedge Transactions

In connection with the partial exercise by the Initial Purchasers of their option to purchase the Option Notes, on June 19, 2017, the Company entered into additional convertible note hedge transactions with respect to its Common Stock (the “Purchased Options”) with each of Morgan Stanley & Co. International plc, JPMorgan Chase Bank, National Association, London Branch, Goldman Sachs & Co. LLC and Citibank, N.A (collectively, the “Counterparties”). The Purchased Options cover, subject to anti-dilution adjustments substantially identical to those in the Option Notes, approximately 0.24 million shares of Common Stock in the aggregate and are exercisable upon conversion of the Option Notes. The Purchased Options have an initial strike price that corresponds to the initial conversion price of the Option Notes, subject to anti-dilution adjustments substantially similar to those in the Option Notes. The Purchased Options will expire upon the maturity of the Option Notes, if not earlier exercised. The form of confirmation for the Purchased Options is attached hereto as Exhibits 99.1 and is incorporated herein by reference. The Purchased Options are intended to reduce potential dilution to the Common Stock upon any conversion of the Option Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted Option Notes, as the case may be, in the event that the market value per share of the Common Stock, as measured under the Purchased Options, at the time of exercise is greater than the strike price of the Purchased Options, which initially corresponds to the conversion price of the Option Notes. The Purchased Options are separate transactions, entered into by the Company with the Counterparties, and are not part of the terms of the Option Notes. Holders of the Option Notes will not have any rights with respect to the Purchased Options.

The Company used approximately $3.1 million of the net proceeds from the offering of the Option Notes to pay the cost of the Purchased Options (after such cost was partially offset by the proceeds to the Company of the Warrants (as defined below)).

Additional Warrant Transactions

Separately from the Purchased Options, on June 19, 2017, the Company entered into additional warrant transactions to sell to the Counterparties warrants (the “Warrants”) to acquire, subject to anti-dilution adjustments, up to approximately 0.24 million shares of Common Stock in the aggregate at a strike price of $203.40 per share. The Company offered and sold the Warrants in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. Neither the Warrants nor the underlying shares of Common Stock issuable upon conversion of the

Warrants have been registered under the Securities Act and neither may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The form of confirmation for the Warrants is attached hereto as Exhibit 99.2 and is incorporated herein by reference. If the market value per share of Common Stock, as measured under the Warrants, at the time of exercise exceeds the strike price of the Warrants, the Warrants will have a dilutive effect on the Company’s earnings per share. The Warrants are separate transactions, entered into by the Company with the Counterparties, and are not part of the terms of the Option Notes. Holders of the Option Notes will not have any rights with respect to the Warrants. The Warrants will expire in 2022.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1	Form of Additional Convertible Note Hedge Transaction Confirmation.

99.2	Form of Additional Warrant Transaction Confirmation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ServiceNow, Inc.

Date: June 22, 2017	By:	/s/ Robert Specker
Robert Specker
General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Form of Additional Convertible Note Hedge Transaction Confirmation.

99.2	Form of Additional Warrant Transaction Confirmation.

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